Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 4th Quarter 2018

January 24, 2018  // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Craig W. Kliethermes — President and Chief Operating Officer (RLI Insurance Company)

Thomas L. Brown — Senior Vice President, Chief Financial Officer

Aaron H. Jacoby — Vice President, Corporate Development

Other Participants

Name	Affiliation

Randy Binner	B. Riley FBR, Inc.
Christopher Campbell	Keefe, Bruyette & Woods, Inc.
Jeffrey Schmitt	William Blair & Company, LLC
Bijan Moazami	Compass Point Research & Trading, LLC
Mark Dwelle	RBC Capital Markets LLC

RLI CORP.

Moderator: Aaron Jacoby

January 24, 2019

10:00 a.m. (CDT)

Operator:  Good morning and welcome, ladies and gentlemen, to the RLI Corp. fourth-quarter earnings teleconference. At this time I would like to inform you that this conference is being recorded.

(Operator Instructions)

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain risk factors which could cause actual results to differ materially. These risk factors are listed in the Company's various SEC filings, including the annual Form 10-K, which should be reviewed carefully. The Company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing fourth-quarter results.

RLI management may make references during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses. RLI's management believes this measure is useful in gauging core operating performance across reporting periods, but may not be comparable to other companies' definition of the operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the Company's website at www.rlicorp.com.

I will now turn the conference over to RLI's Vice President, Corporate Development, Mr. Aaron Jacoby. Please go ahead, sir.

Aaron Jacoby: Thank you. Good morning to everyone. Welcome to the RLI earnings call for the fourth quarter of 2018.

Joining me on today's call are Jon Michael, Chairman and CEO; Craig Kliethermes, President and Chief Operating Officer; and Tom Brown, Senior Vice President, and Chief Financial Officer.

I'm going to turn the call over to Tom first to give some brief opening comments on the quarter's financial results. Then, Craig will talk about operations and market conditions. Next, we'll open the call to questions, and Jon will finish up with some closing comments. Tom?

Tom Brown: Thanks, Aaron and good morning everyone.

Thanks, Aaron, and good morning, everyone. For the fourth quarter, we reported operating earnings per share of $0.40, bringing the full year to $2.05. I'd like to provide a high-level review of some key drivers of these results.

Starting with underwriting profit, we came in at a 98.9 combined ratio. You'll recall that we had preannounced losses from Hurricane Michael of $22 million to $27 million, and the quarter ended up with recorded losses of $23 million at the lower end of our range, or $19.6 million net of bonus-related expense offsets. This added about 10 points to the quarter's combined ratio.

Partially offsetting the hurricane loss was $9.6 million of net favorable development on prior year's reserves, up from $5.2 million in the fourth quarter of 2017. Our casualty segment was primarily contributed to the favorable development and offset a modest amount of adverse development in the Surety segment, which was primarily due to 2 losses from the early 2000s.

Turning to premium volume, gross premiums written in the fourth quarter was up 12%. Casualty grew 16%, supported by a number of our traditional products such as General Liability, Excess Casualty, Executive Products and Transportation as well as certain of our newer casualty lines. Property grew 9%, driven by Marine, up 28%, while Surety was also slightly up. Craig will talk more about these trends in a minute.

From an investment perspective, we continue to record higher levels of investment income, which is up 17% in the quarter. Driving this trend are higher reinvestment yields and a larger invested asset base, while duration and credit quality are relatively unchanged. The equity markets were particularly volatile in the fourth quarter. However, we remain steadfast to our long-term approach of using risk assets, including equities, to diversify our investment portfolio and maximize total return. Outside the core investment portfolio, our share of income from investments in Maui Jim and Prime were slightly positive. Both investments continue to perform well, although for Maui Jim, the fourth quarter is low from the seasonal perspective and faced a difficult comparison to last year's quarter, which had a one-time benefit due to tax reform.

From a tax standpoint, let me spend a minute on our effective tax rate. You may recall that on our fourth quarter 2017 call, we set our expected effective rate likely to be in the 15% to 18% range as a result of tax reform. We still expect that to be the case, but there are a couple of considerations that materially lowered the effective tax rate for the full year 2018. First, a new accounting rule adopted in 2018 required us to record unrealized changes in the value of our equity portfolio through net earnings as opposed to comprehensive earnings in prior years. This not only creates significant volatility but periods with significant unrealized losses like we experienced in 2018, we ended up with a sizable reduction in pre-tax income, which then increases the percentage impact of tax preference items in effective tax rate calculation. Additionally, tax reform passed in 2017 left tax treatment unresolved for certain deferred tax items. Clarifying language issue in the fourth quarter enabled us to realize additional tax benefits in 2018. Stripping out both these items, our effective tax rate would be in line with our previously communicated expectation.

Now I'd like to provide some commentary on the full year results. For the full year, the combined ratio was 94.7. Notably, 2018 represented the second consecutive year of very active catastrophes for us and the industry as a whole. In total, our underwriting income was $34 million lower due to the net impacts of CAT losses, accounting for 4.4 combined ratio points. By comparison, 2017 was impacted by a similar amount.

Meanwhile, from a reserving perspective, we recorded full-year net favorable development on prior accident year's reserves of $44.3 million, up from last year's $37.5 million. This year's favorable development came from each of our segments, 3 segments, and from the majority of our underlying products, including modest, favorable development from Transportation. RLI's methodic approach to underwriting and reserving are both testaments to our culture.

From a premium growth perspective, we reported 11% growth. While this was largely driven by our Casualty and Property segment, Surety also contributed modest growth under extremely competitive market conditions. We were pleased by the growth of newer products such as Energy Liability and General Binding Authority, but even more pleased with the growth from our mature Casualty products such as General Liability, Umbrella, Transportation and Executive Products as well as in the Property segment.

We ended the year with 11% operating return on equity despite a heavy year of catastrophic events. This allowed us to return excess capital to shareholders in the form of $1 special dividend. In 2018, we marked the 43rd consecutive year of paying and increasing our quarterly dividend, while the special dividend upped our accumulative return to shareholders to $1.2 billion in the last 10 years. And with that, I'll turn the call over to Craig. Craig?

Craig Kliethermes: Thank you, Tom. Good morning, everyone. I want to provide some overall comments about the quarter, and then get into some segment-specific results, and conclude by summing up the year.

As Tom referenced, we reported 12% top line growth and a 99 combined ratio for the quarter; pretty good results for our Company given the impact of Hurricane Michael. Despite the loss estimate, coming in at the low end of the range we previously reported, Hurricane Michael was a very severe storm, and the event resulted in the largest hurricane loss in RLI's history. It was also our largest single event loss since the Northridge earthquake and the first time we ceded loss to our catastrophe treaty since 2005. The fact that we were able to sustain Michael and still achieve an overall underwriting profit for the quarter and an underwriting profit in our Property segment for the year given the other catastrophes that occurred, is further evidence of our well-diversified specialty portfolio and resiliency.

Growth for the quarter remained widespread across our portfolio with drivers being a healthy mix of newer products, underlying economic growth and increased marketing efforts in our more established products, and rate increases in select spots. We have generally found that the market is coming to us, creating opportunities where some pain points are starting to be felt by our competitors. We see this in terms of increased submission activity across most of our portfolio. Rates are still relatively flat, but up where it is needed most. Despite the improved opportunities, we pride ourselves in our consistency of underwriting appetite and pricing, with the willingness to let accounts go where we have to, staying true to our strong, disciplined underwriting culture. I'll now dive into a little more detail by segment.

In Casualty, we were able to grow 16% for the quarter and report a 94 combined ratio. This growth was broad-based with only a few product exceptions. We continue to see very good growth opportunities in our commercial and personal umbrella businesses through a combination of increased marketing efforts, modest rate increases and investments in technology and customer experience, which are starting to pay off. Our executive products portfolio continued to realize growth as they focus on diversification within their space. Transportation grew 13%, but almost all of that was rate-driven. We feel very good about the progress we have made over the last 2 years in Transportation. We ended the year with back-to-back double-digit rate increases in this sector and actuarial estimates have stabilized and even improved in more recent accident years. We have the team that can succeed in all markets, and we'll continue to push rate in 2019. We will look for exposure growth opportunistically as the commercial auto market remains in turmoil. We continue to get a healthy amount of growth from newer products that were added over the last several years, including Energy Casualty, Binding Authority, Cyber Liability and a new captive program we added in late 2018. Overall, reserve releases were pretty robust and broadly felt in the Casualty segment, and are larger year-over-year both on the quarter and for the entire calendar year. We believe we have a pretty good handle on loss cost but continue to monitor them vigilantly. For the year, we ended with top line up 12% and a 98 combined ratio for the Casualty segment.

Moving on to Property. This segment suffered the impact of Hurricane Michael for the quarter, reporting 130 combined ratio while growing top line 9%. As expected, the brunt of the Michael impact was felt in our non-admitted property business. For the quarter, we continue to see moderate rate increases in wind, with relatively flat rates on earthquake. Given the catastrophe activity in 2017 and 2018, we would hope that the market will respond with some moderate firming, or at least provide some floor on pricing going forward. The catastrophe market is still a place we are finding opportunity to strike new business as the market rates rise to our level. As a side note, RLI was very minimally affected by the California wildfires and the Anchorage earthquake that occurred late in the quarter. In other Property products, Marine continues to grow and add scale while keeping its loss ratio in check. There is some market disruption in Marine, with several competitors announcing exits or paring their business. We have achieved a 6 consecutive years of positive rate increase in Marine, and the improved economy continues to drive exposure growth on existing accounts. Finally, our Hawaii homeowner’s business top line continues to benefit from renewed marketing efforts and from recognition of the exceptional claim service our team provided following the volcano losses. For the year, the property segment reported 16% top line growth and a 99 combined ratio.

In Surety, we were able to grow top line 1% for the quarter and reported an 84 combined ratio. We have had solid performance across all four of the major products in our portfolio. We pride ourselves in our deep knowledge and consistent risk appetite. Competition remains very difficult in this segment, and discipline is critical for long-term success. We will continue to take advantage of the opportunities that arise, try to build more depth with relationships that recognize our value proposition, invest in technology and the ease of doing business and prepare for the next market opportunity. We ended the year with 1% top line growth and an exceptional 75 combined ratio.

Before I conclude, I want to cover a few activities that took place late in the quarter. About half of our reinsurance spend is placed at year-end with our broadest Casualty and Property treaties renewing. We generally saw flat pricing with little change in our retentions. Few changes of note were that we did buy $90 million more catastrophe cover at 1/1 because of some past and expected growth in exposures. And we paid about 10% more for our property per risk cover due to loss activity in recent years. After factoring in exposure growth, this will result in an additional $5 million to $6 million estimated spend on property reinsurance for the coming year.

I also want to offer a bit of color on some portfolio repositioning we have done in our Casualty segment recently. As you know, our strong culture of discipline and ownership requires that we constantly assess our portfolio of products. Complacency is the enemy of success. We invest and nurture those products that show promise, manage risk-reward trade-offs, and address underperformers with haste. As a result, we recently announced an exit of our healthcare facility business, and we are also in process of exiting an underperforming book of general liability business for real estate investment trust. In addition, we work closely with Prime Insurance, with whom we have a 23% ownership stake, to diversify their panel of reinsurers. This will reduce our quota share relationship downward from 25% to 6% participation starting on January 1 of this year. In light of Prime's continued rapid growth, we believe this was in both party's best interest. The impact of all these changes removes approximately $50 million of top line Casualty premium going forward, while improving the bottom line margins. Although these decisions were not easy, we believe all of these moves to be healthy for our organization and enhances our ability to continue to outperform.

RLI ended 2018 with 11% top line growth and a 95 combined ratio. We accomplished a lot of great things this year that I'd like to recognize. We achieved our 23rd consecutive year of underwriting profit while sustaining our largest aggregate catastrophe losses in over 2 decades. We delivered broad-based growth across most of our portfolio and ended with the highest gross and net premium in our history. Both our Professional Services group and Marine, who have struggled in difficult markets, achieved underwriting profitability. Our transportation business has stabilized and continues to realize growth through rate. We had favorable loss reserve development across most of our portfolio and an aggregate that exceeded prior year.

Investments in marketing and technology are starting to pay off, and we repositioned our portfolio for improved balance and profitability, which is the stewardship we expect and demand of ourselves as shareholders. We had solid performance across all segments and products in our portfolio. Much like my beloved Kansas City Chiefs, we had a great year. Not as good as we liked, but we are excited about the future. We have exceptional talent, particularly in skilled positions, and we are making the investments and changes needed to make sure we can continue to compete at the highest level going forward. The future is bright. I want to thank all of the RLI associate owners for their relentless focus on underwriting profitability, customer service, and execution. We are different, and different worked again in 2019.  I’ll turn it back to Aaron.

Aaron Jacoby: Thank you, Craig. Operator, we can now open the call for questions.

Operator: [Operator Instructions] And we will go ahead with our first question from Randy Binner of B. Riley FBR.

Randy Binner: I had a question, I guess, about the reinsurance treaty renewal and, Craig, I think you mentioned that you added an additional $90 million of cover for the price of $5 million. So I want to make sure I understood that and just maybe understand a little bit better where the $90 [million] fits on top of the reinsurance coverage you already had?

Craig Kliethermes: Sure. Randy, this is Craig. Effectively, we bought -- added $100 million to our tower. Now, we take a 10% co-participation on that, so that's why you do the math, it's 90 points or $90 million we added to the top of our tower. Now just to be clear on the additional premium, that included the per-risk treaty that we -- we're going to pay about $2 million for the per-risk treaty. So that $5 million that I referenced, $2 million of that is going in our per-risk treaty, not in the CAT part of it. And about half of that CAT cover is because of additional exposure that we're going to add over the year, plus the other half is really just for the $90 million of coverage. Okay?

Randy Binner: And if this is exposure you're adding in, basically, in hurricane wind zones, is that the right way to think about it?

Craig Kliethermes: Well we've added it -- yes. I mean, we've added it over the last year, right, and we continue to think we're going to see a few opportunities going forward. So I mean, we want to continue to be in a good place in regards to covering PMLs and things, so we want to make sure we constantly relook at that.

Randy Binner: Okay. So is it largely PML-neutral, all that? Because the growth kind of grows into it?

Craig Kliethermes: I would say that we're going to buy to about the same PML as we bought last year. Does that make sense?

Randy Binner: Yes. And then on the sort of less premium casualty, I think you mentioned -- so it's easy to model the loss of the 50, but then we have to figure out the bottom line impact. So you said it would improve the bottom line. But I guess, can you expand on how we might think about that from maybe a loss pick perspective? Or how that book might change with that much less premium?

Craig Kliethermes: Well, I guess I can help by giving a little bit of idea. I mean, the -- it was Prime performing that group of business, and then take out the Prime part only because Prime actually has been fairly profitable for us.

I mean, that had performed in excess of 110 combined ratio, somewhere in the 110, 125 combined ratio, so.

Randy Binner:  That’s perfect.  Thank you.

Operator: And we will go ahead with our next question from Chris Campbell of KBW.

Chris Campbell: So just follow up on Randy's question real quick. So the $50 million of premium that you're not going to have in 2019, that was at 110 combined ratio and higher?

Craig Kliethermes: The health care and the real estate investment trust portion of that, yes, which is we'll say a little less than half of the total that I quoted.

Chris Campbell: Okay. And then why would you, if the Prime part is more profitable, I guess, why would you eliminate the quota share or reduce the quota share on that, I guess?

Tom Brown: Chris, it's Tom. As Craig said in his comments, it was a collective effort. They have grown rather substantially and no different than what RLI and probably any number of well-run insurance companies, particularly diversify their panel of reinsurers, and we were the sole reinsurance market for them for a number of years. So it's a diversification. You've got some very good players on that panel. It does come at a little bit of a price, right, our participation goes down. And we do bottle it as well and try to hold the line as to the totality of that, too, as a percentage of our overall book. So it's kind of a win-win. And as Craig said, that piece of it's been profitable to us.

Chris Campbell: Got it. So...

Tom Brown: And just to be clear...

Chris Campbell: If that's been profitable, would there be an option -- or I mean, would there an opportunity to just increase your ownership of Prime? Then I mean, if they want to -- I understand they might want to diversify their panel of reinsurers, and that would de-risk it for them. But from your perspective, would it make more sense just to own more of Prime then?

Tom Brown: That's really not within our control. The owner of that is the principal, is the majority shareholder at this time. And if an opportunity came up, we would certainly take a look at it.

Chris Campbell: Got it. That makes sense. And then just -- can we get an update on what you're seeing on the commercial auto and GL loss trends? We've heard from some primary competitors that they've been boosting their current year commercial auto loss picks. And we're just wondering if you're seeing something similar in terms of elevated bodily injury trends in your commercial auto book?

Craig Kliethermes: This is Craig. We obviously -- we did see an increase in that a couple of years back. It's stabilized over the last two or three years. So it's stabilized at a little bit more elevated level. I would say mid-single-digit, maybe a little higher, 6% or so loss cost inflation, but we've been getting double-digit rate increases over the last two years, so. And as far as the loss ratios, our loss ratios have also stabilized to -- and seen some slight improvement in recent years because of the price.

Chris Campbell: Got it. And I think you had said in a transportation, but maybe in the script, and I just -- I might have missed the actual number. But it was like 13% rate increases. You're saying you're seeing about 6% loss cost increases. When do we start seeing -- and I know you're trying to be extra conservative given the prior commercial auto reserve headwinds you had. But, at what point does the loss pick come down on that business? Do you start getting more comfortable with the existing reserves? Because I'm thinking a 7% margin should eventually cycle into more reserve releases?

Craig Kliethermes: So we actually did have favorable development transportation this quarter, but we have kept our, what we call our booking ratio or the loss ratio for current accident years flat year-over-year. And I won't say an abundance of caution, but to take a more cautious approach. So what's happened is as we kept that flat, we saw some favorable development, and we've taken it, but those were in prior years. So we continue to be, I'll say, I don't know if conservative is the right word, but I think smart with the current accident years.

Chris Campbell: Got it. And then just kind of one more ancillary question on Maui Jim. I know it's probably not for sale. But have you had that appraised recently? And then I guess, how much would the book value of RLI, once you have it on the book, be impacted, if like -- if it were marked-to-market through your financials?

Jon Michael: It’s Jon Michael. We have not really had Maui Jim appraised recently, but I think the book value's in the 70s. We're carrying it in the 70s. So yes, we think there's extra value there, if you will.

Chris Campbell: Okay. So 70 million, it's on the books?

Jon Michael: That's the carry -- that's the equity basis value on the books, yes, in the 70s.

Chris Campbell: Got it. So what percentage of that is, do you own?

Jon Michael: 40.

Operator: We'll go ahead with our next question from Jeff Schmitt of William Blair.

Jeff Schmitt: Just looking at the half-year losses ex-CAT in that casualty book. They look to be high-60s, maybe even 70%. They've been under 65% for a while, up until probably 2017. Obviously, you're adding there in the commercial auto, but it seems to have priced some other drivers there. Are you -- are there any other particular lines that you're strengthening there, or is it more broad-based?

Tom Brown: Jeff, this is Tom Brown. That's primarily where some of these newer products that Craig mentioned reside in that segment. So we do take a little longer-term view of those to see them mature. So that would result in a mix change, and we just think that's the appropriate way to view that as they're small and growing.

Craig Kliethermes: We've also seen growth in our, I'll say, our umbrella, particularly our commercial umbrella business, which we tend to be conservative because it's a bigger limits and its a little longer tail. And the same thing with our D&O book, we take a much more longer-term approach to where we're going to book the year or two. So -- and those take a little bit longer to play out, so -- and that is where we've seen some additional growth.

Jeff Schmitt: Is that -- that umbrella, are you seeing losses impact that from commercial auto? Sort of increased severity there, is that flowing through and hitting umbrellas?

Craig Kliethermes: Well, I'm not – I’m only going to speak for RLI specifically because in our commercial umbrella space, we limit significantly the amount of underlying auto exposure. We don't really like risks with a lot of underlying auto exposure. So we've not seen some of those trends -- I think the earlier person that asked the question about trends and the general liability and umbrella. We have not seen that. Most of our book of general liability and umbrella is in the contractor space with very little auto exposure in the umbrella.

Jeff Schmitt: I see. Okay. Okay. And are you seeing -- and I know you'd mentioned in the past, seeing kind of a more active plaintiff bar, particularly in commercial auto. But could -- do you have any more anecdotal evidence in other lines that you're seeing there?

Craig Kliethermes: We have not seen it. Really, it's been isolated into the transportation business, so the commercial auto. And very specifically, into trucks and public autos. Those limits we typically carry -- the insured’s typically carry a little higher limits. The accidents, obviously, involved in that space can be quite severe. There's usually pictures involved. They commit gruesome injuries. They play well in front of juries. At least what we've seen is that's where the plaintiff bar has been focused. As I mentioned, in our general liability and commercial umbrella space, most of that's contractors. Those involve accidents on the job site, a lot of those are -- they're not -- they're a little more complicated. There's not really photos running around, or maybe not as graphic. They may be fell off a ladder or something that, a lot of closed wound injuries type things that don't -- at least, they haven't nibbled on yet, I guess, the plaintiff bar hasn't yet.

Operator: We'll go ahead with our next question from Bijan Moazami of Compass Point.

Bijan Moazami: I'm trying to get a better understanding of commercial auto book that you guys write. In particular, how big is the commercial auto book? What kind of products you guys are writing? Is it mostly physical damage, liabilities that have a cargo component to it? And is it really trucking, tow trucks? What are you writing in there? And how much of your growth is coming from commercial auto? And then I have a follow-up question.

Craig Kliethermes: Bijan, this is Craig. So transportation book's about $100 million book of business. It's spread across three segments: long-haul trucking, which are typically larger fleet trucks and not really individual owner-operator business. That's not really the business we're in. Public autos, which could be charter buses, school buses, any kind of public bus. And then we have a, what we call, specialty commercial auto group, which could write anything from couriers to ambulances to other types of specialty commercial auto business. As far as growth, almost all of our growth in the last couple of years has come from rate. So we have grown, but it's mostly been rate. So I think that would -- that was what your question was.

Bijan Moazami: Yes. You're not picking up a lot of new business there.

Craig Kliethermes: Well, you're always -- I mean, you retain 75%, 80% of your business, so there's always some portion of your business that's new business. But we're not...It's not rapid growth in the new sectors or new accounts necessarily. We only write about 600 accounts in this whole sector, okay? These are accounts mostly we know. We have either injured either currently or in the past. So it's a fairly narrow niche space that we play in.

Bijan Moazami: What I was trying to understand is that you're not getting into, let's say, tow trucks, are you?

Craig Kliethermes: That's not a growth area for us, no. Nor taxis...

Bijan Moazami: The other question has to do with DIC. If you could clarify how much DIC you're writing, what's your PML, especially to an earthquake in California? And then finally, what are you seeing in terms of price strategy in the DIC products?

Craig Kliethermes: Well from -- this is Craig, again. From DIC, first of all, I think our disclosures in our -- we have this disclosure in our K that shows what our earthquake exposure is by PML. So now I'm going to refer you to that. As far as the percentage of our overall premium, it's about 4% of our overall gross written premium. It's pretty small relative to the Company, at least relative to some historical parts of the Company.

Bijan Moazami: And is pricing going up or down in that segment?

Craig Kliethermes: The overall rates are going up. The rates we're seeing are relatively flat because we've been pretty consistent in the market with our pricing. So we are seeing a lot more submissions come in. So we're seeing more new business because the rates are -- the market rates are coming to the level that's acceptable for us to write.

Operator: [Operator Instructions] And we will go ahead with our next question from Mark Dwelle from RBC Capital

Markets.

Mark Dwelle: Just a couple of questions related to -- you've indicated that you ceded some loss under -- in the quarter, under the reinsurance contracts. Can you just walk through which line items were impacted? Obviously, the loss line was, but what was the impact on earned premium or expense ratio or anything else?

Craig Kliethermes: Mark, I'm not sure I understand the question. I know we -- I did say we ceded to our CAT treaty.

Mark Dwelle: I guess, was there any additional ceded premium associated with reinstatement or anything like that?

Craig Kliethermes: No. Those are all prepaid. We have prepaid reinstatement on our CAT and our per-risk treaty has – there is no reinstatement provision. So all the premium was paid.

Mark Dwelle: In that case...

Craig Kliethermes: There was no top line impact.

Mark Dwelle: Okay. The insurance operating expenses then in the quarter were below the recent quarter run rate, so it's obviously below last year's as well. Was there anything particular that led to that outcome? I had thought perhaps it related to the reinsurance session, but apparently not.

Tom Brown: Mark, it's Tom Brown. No, it's actually two things. Let me just -- let me go back to reflect a bit on 2017. It was probably a little over historic norms because of tax reform and the impact that had on our compensation arrangements. So that, I think, was a little closer, if I recall, on top of my head, about 44% expense ratio. This year's is kind of the opposite. The impact of the catastrophes, in particular, Michael, has another direct impact on our incentive and bonus arrangements. So the 38% expense ratio this quarter and the lower amount for the full year is really impacted by that, which I think really demonstrates when we talk about the alignment of our compensation arrangements, they truly are aligned with the underwriting performance. So those two have -- are the primary reasons for the lower overall ratio this year compared to last year. And I think expectations would be, short of another catastrophe event, more in line with the 40 to low-40s expense ratio.

Mark Dwelle: And that would be probably the same reason then for a little bit lower general corporate expense in the quarter, just reversal of prior accruals or whatnot?

Tom Brown: Yes. I'm glad you pointed that out. It impacts both lines, correct.

Operator: As there are no further questions, I will now turn the conference back to Mr. Jonathan Michael.

Jon Michael: Thank you, all. Good quarter, good year for the quarter. Combined ratio is 98.9 in spite of Michael losses of about $20 million, premiums are up 12%, investment income up 17%. The year premiums were up 11%, investment income 13%. That's our 23rd consecutive year of underwriting profitability. Discipline and diversification remain the hallmarks of our model. In the past year, our associates delivered to our policyholders during their time of extreme need, while continuing to deliver to our shareholders. Thank you, all, for attending and we look forward to talk to you next quarter. Thanks.

Operator: Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1 (888) 203-1112, with an ID of 8948169. This concludes our conference for today. Thank you for participating, and have a nice day. All parties may now disconnect.

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